As filed with the Securities and Exchange Commission on March 19, 2008
Registration No. 333-130692

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2
to

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CANYON RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	1040	84-0800747
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

14142 Denver West Parkway, Suite 250 Golden, Colorado 80401 (303) 278-8464
(Name, address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James K. B. Hesketh President and Chief Executive Officer 14142 Denver West Parkway, Suite 250 Golden, Colorado 80401 (303) 278-8464
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Richard J. Mattera, Esq.
Hogan & Hartson LLP
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (File No. 333-130692) (the “Registration Statement”) of Canyon Resources Corporation (“Canyon”) pertaining to 7,322,405 shares of Canyon’s common stock, par value $0.01 per share (“Common Stock”), which was filed with the Securities and Exchange Commission on December 23, 2005. The Registration Statement registered shares of Common Stock that were sold or were underlying warrants (the "Warrants") that were sold during December 2005 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

On March 18, 2008, the merger (the "Merger") of Arizona Acquisition Ltd. with and into Canyon was consummated pursuant to the Agreement and Plan of Merger dated November 16, 2007 by and among Atna Resources Ltd. (“Atna”), Canyon and Atna Acquisition Ltd. (the “Merger Agreement”). At the effective time of the Merger, among other things, each share of Common Stock was converted into the right to receive shares of Atna and each Warrant was assumed by Atna and converted into the right to purchase common shares of Atna in accordance with the terms and conditions of the Merger Agreement.

No further securities will be offered or sold after the effective time of the Merger. In accordance with an undertaking made by Canyon in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities offered pursuant to the Registration Statement which remain unsold at the termination of the offering, Canyon hereby removes from registration all securities registered under the Registration Statement which remain unsold as of March 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado on this 19th day of March, 2008.

CANYON RESOURCES CORPORATION.

By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on by the following persons in the capacities and on the dates indicated:

Signature	Capacity in Which Signed	Date

*	President and Chief Executive Officer and	March 19, 2008
James K. B. Hesketh	Director (Principal Executive Officer)

/s/ David P. Suleski	Vice President and Chief Financial Officer	March 19, 2008
David P. Suleski	(Principal Financial Officer and Principal Accounting Officer)

*	Director	March 19, 2008
Leland O. Erdahl

*	Director	March 19, 2008
David K. Fagin

*	Director	March 19, 2008
Ronald D. Parker

*By:	/s/ David P. Suleski
David P. Suleski, Attorney-in-Fact